EXHIBIT 99.15

December 12, 2017

The Honourable Cathy Rogers
Minister of Finance
Province of New Brunswick
P.O. Box 6000
Fredericton, NB E3B 5H1

Dear Sirs/Madams:

Re:	Province of New Brunswick (the “Province”) – Offering of US $500,000,000 Principal Amount of 2.500% Bonds, Series HY, due December 12, 2022 (the “Securities”)

We have acted as local counsel for the Province in the province of New Brunswick (the “Jurisdiction”) in connection with the issue and sale by the Province of the Securities to BMO Capital Markets Corp., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, CIBC World Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and National Bank of Canada Financial Inc. (the “Underwriters”) pursuant to an underwriting agreement dated December 5, 2017 among the Province and the Underwriters.

In connection therewith, we have examined, but have not participated in the preparation of, executed copies of each of the following documents:

1.	the Underwriting Agreement;

2.	the Global Security dated December 12, 2017, executed and sealed on behalf of the Province;

3.	a fiscal agency agreement between the Province and The Bank of New York Mellon, as fiscal agent, transfer agent, registrar and principal paying agent (the “Registrar”) dated as of December 12, 2017 (the “Fiscal Agency Agreement”), including the form of Global Security appended thereto (and, together with the Underwriting Agreement and the Global Security, the “Agreements”);

4.	a supplemented form of preliminary prospectus of the Province, including the base prospectus dated June 26, 2012 (the “Base Prospectus”), as so supplemented, and the documents incorporated by reference therein dated December 4, 2017 (the “Preliminary Final Prospectus”);

5.	a supplemented form of final prospectus of the Province, including the Base Prospectus, as so supplemented, and the documents incorporated by reference therein dated December 5, 2017 (the “Final Prospectus”);

(collectively, the “Documents”).

December 12, 2017

Capitalized terms used herein and not otherwise defined shall have the meaning assigned thereto in the Underwriting Agreement.

In connection with the opinions set out below, we have also examined:

1.	copies of the Certificates of the Deputy Clerk of the Executive Council December 12, 2017 as to the incumbency of officials;

2.	a copy of the Certificate of the Assistant Deputy Minister Treasury Division December 12, 2017 as to the incumbency of certain officials;

3.	a copy of the Certificate of the Assistant Deputy Minister Treasury Division December 12, 2017 as to the relevant statutes;

4.	a copy of the certificate of the Deputy Clerk of the Executive Council dated December 12, 2017 with respect to Order-in-Council No. 2017-37 and 2017-89;

5.	a copy of the certificate of the Assistant Deputy Minister of Treasury Division dated December 12, 2017 with respect to Securities issued under Order-in-Council No. 2017-37 and Order in Council 2017-89;

6.	a copy of the certificate of the Deputy Clerk of the Executive Council dated December 12, 2017 with respect to Order-in-Council No. 2017-142;

7.	a copy of the certificate of the Assistant Deputy Minister of Treasury Division dated December 12, 2017 with respect to Securities issued under Order-in-Council No. 2017-142;

8.	a copy of the certificate of the Assistant Deputy Minister of Treasury Division dated December 12, 2017 with respect to Securities issued and authorized under the Loan Act 2017 (New Brunswick);

9.	a copy of the certificate of the Assistant Deputy Minister of Treasury Division dated December 12, 2017 pursuant to Section 7(e) of the Underwriting Agreement dated as of December 12, 2017 between the Province and the underwriters named therein;

10.	a copy of the certificate of the Deputy Minister of Finance dated December 12, 2017 to which is attached as Exhibit “A” a copy of the Ministerial Order of the Minister of Finance for the Province dated December 12, 2017;

11.	the certificate of the Assistant Deputy Minister of Treasury Division dated December 12, 2017, with respect to prior bond issuances; and

12.	a written order of the Province to the Registrar pursuant to Section 4 of the Fiscal Agency Agreement relating to the authentication and delivery of the Global Security dated December 12, 2017,

(collectively, the "Certificates").

December 12, 2017

We have also examined the Provincial Loans Act (New Brunswick), the Loan Act 2017 (New Brunswick), the Proceedings Against the Crown Act (New Brunswick), the Currency Act (Canada) and such further certificates, documents and matters of law as we have considered necessary or appropriate for the purpose of this opinion.

Assumptions and Reliance

For purposes of the opinions set out below, we have:

1.	with respect to all documents examined by us, assumed the genuineness of all signatures on and the authenticity of each document submitted to us as an original and the conformity of the authentic original document of each document we have examined as a certified, conformed, facsimile or photostatic copy;

2.	each party to Agreements, other than the Province, is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has the full power and legal right to execute and deliver each of the Agreements to be executed by it and to perform the provisions of the Agreements to be performed by it;

3.	the Agreements constitute valid and binding obligations of each party thereto other than the Province;

4.	the execution, delivery and performance by each party to the Agreements, other than the Province, and the consummation of the transactions contemplated thereby, do not contravene their respective charter, by-laws or other applicable constituent documents or any applicable law;

5.	each of the Agreements has been duly authorized, executed and delivered by each of the parties thereto, other than the Province, and constitutes legal, valid and binding obligations of each such party, enforceable in accordance with its terms;

6.	assumed the Global Security has been authenticated and registered in the name of Cede & Co., as the nominee of The Depositary Trust Company in accordance with the provisions of the Fiscal Agency Agreement;

7.	relied exclusively upon the Certificates with respect to the completeness and accuracy of all factual matters contained therein; and

8.	assumed each of the Documents has been physically delivered by the Province to the party entitled to delivery thereof, that delivery was not subject to any escrow conditions and that any requirements with respect to delivery, under the proper law of the Global Security and under the laws of the jurisdiction where delivery takes place, have been complied with; and

9.	assumed that the Underwriters, and each of their affiliates that participate in the initial distribution of the Securities, will at all times comply with the selling restrictions specified in Section 6(f) of the Underwriting Agreement as they relate to the Jurisdiction and have relied on the undertaking of the Underwriters in this regard.

December 12, 2017

Law

Our opinions set out below are limited to the laws of the Jurisdiction and the federal laws of Canada applicable therein as of the date of this opinion letter (the "Applicable Laws"). In connection with the opinions set out below, we have considered such matters of law as we have considered necessary or appropriate. We have assumed that, insofar as any obligation is to be performed in any jurisdiction outside the Jurisdiction, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction. We express no opinion with respect to the laws of any other jurisdiction and we do not accept any responsibility to inform the addressees of any change in law subsequent to the date of our opinion that does or may affect the opinions we express herein.

Opinions

Based upon and relying on the foregoing and subject to the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that:

1.	All necessary action has been duly taken by or on behalf of the Province, and all necessary approvals and consents required under the Applicable Laws have been obtained, to authorize the issuance and sale of the Securities.

2.	The Global Security has been duly authorized, executed and delivered by the Province in accordance with the Applicable Laws and constitutes a valid and legally binding obligation of the Province, enforceable against the Province in accordance with its terms.

3.	The Global Security: (i) is a direct unsecured obligation of the Province; (ii) as among the other Securities, ranks pari passu and is payable without any preference or priority; and (iii) ranks equally with all of the Province’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

4.	The Underwriting Agreement has been duly authorized, executed and delivered by the Province in accordance with the Applicable Laws and constitutes a valid and legally binding obligation of the Province, enforceable against the Province in accordance with its terms.

5.	The Fiscal Agency Agreement has been duly authorized, executed and delivered by the Province in accordance with the Applicable Laws and constitutes a valid and legally binding obligation of the Province, enforceable against the Province in accordance with its terms.

6.	The statements in the Preliminary Final Prospectus, read together with the Time of Sale Information, and the Final Prospectus under the caption “Description of Debt Securities — Canadian Income Tax Considerations,” as supplemented by “Taxation — Canadian Taxation” are accurate in all material respects subject to the qualifications therein stated.

December 12, 2017

7.	The payment of principal of and interest on the Securities will be a charge on and payable out of the Consolidated Fund of the Province of New Brunswick.

8.	No authorization, consent, waiver or approval of, or filing, registration, qualification or recording with, any governmental authority of the Province of New Brunswick or of Canada is required in connection with the execution, delivery and performance by the Province of this Agreement or the Fiscal Agency Agreement or the sale of the Securities by the Province in the manner contemplated in this Agreement and the Final Prospectus, except for the Order or Orders of the Lieutenant-Governor in Council and an approval under the Provincial Loans Act (New Brunswick) and Loan Act 2017 (New Brunswick), which have been obtained.

9.	No stamp or other similar duty or levy is payable under the laws of the Province of New Brunswick or the laws of Canada applicable in the Jurisdiction in connection with the execution, delivery and performance by the Province of the Underwriting Agreement and the Fiscal Agency Agreement, or in connection with the issue and sale of the Securities by the Province in the manner contemplated in the Underwriting Agreement, the Time of Sale Information and the Final Prospectus.

10.	Her Majesty the Queen in Right of the Province of New Brunswick may be sued in the courts of the Jurisdiction with regard to any claims arising out of or relating to the obligations of the Province under the Securities. No law in the Jurisdiction requires the consent of any public official or authority for suit to be brought or judgment to be obtained against Her Majesty the Queen in Right of the Province of New Brunswick arising out of or relating to the obligations of the Province under the Securities, though prior notice and particulars of a claim must be given to Her Majesty the Queen in Right of the Province of New Brunswick. An amount payable by Her Majesty the Queen in Right of the Province of New Brunswick under an order of a court of the Province of New Brunswick that is final and not subject to appeal is payable out of the Consolidated Fund of the Province of New Brunswick pursuant to the Proceedings Against the Crown Act (New Brunswick).

Qualifications

The foregoing opinions are subject to the following qualifications:

1.	the enforcement of the Documents in the Jurisdiction may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, arrangement, winding-up and other similar laws affecting the rights and remedies of creditors generally;

2.	the enforceability of the Documents may be limited by general principles of equity and the obligation to act in a reasonable manner, and no opinion is expressed regarding the availability of any equitable remedy (including those of specific performance and injunction) which remedies are only available in the discretion of a court of competent jurisdiction.

3.	the availability of equitable remedies is in the discretion of a court of competent jurisdiction (subject to further qualifications below);

December 12, 2017

4.	pursuant to the Currency Act (Canada) a judgment by a court of the Province of New Brunswick must be awarded in Canadian currency and such judgment may be based on a rate of exchange in existence on a day other than the day of payment;

5.	a court of the Province of New Brunswick may refuse to enforce any right of indemnity or contribution under the Underwriting Agreement to the extent such is found to be contrary to public policy, as that term is understood under the laws of the Province of New Brunswick and the laws of Canada applicable in New Brunswick; and

6.	a court of the Province of New Brunswick may not against Her Majesty the Queen in right of New Brunswick:

(a)	grant an injunction or make an order for specific performance;

(b)	make an order for recovery or delivery of real or personal property, or

(c)	issue execution or attachment or process in the nature thereof; and

7.	the holders of the Securities may be required to give the Province a reasonable time to repay following a demand for payment prior to taking any action to enforce their rights of repayment or before exercising any of the rights and remedies expressed to be exercisable by the holders of the Securities under the Global Security.

Consent

We consent to the inclusion of this opinion in a Form 18-K/A amendment to the Province’s annual report on Form 18-K for the year ended March 31, 2016, which annual report is incorporated by reference into Registration Statement No. 333-180390 filed with the Securities and Exchange Commission of the United States of America.

Yours very truly,

/s/ STEWART MCKELVEY